                                                                      EXHIBIT 99

                          INCORPORATED PORTIONS OF ITEMS
                        AS EXPECTED TO BE INCLUDED IN THE
                  NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                             AND PROXY STATEMENT OF
                        TELEPHONE AND DATA SYSTEMS, INC.
                            ("TDS" OR THE "COMPANY")


                              ELECTION OF DIRECTORS

          The Company's Board of Directors is divided into three classes. Each year, one class is elected to serve for three years. At the 1995 Annual Meeting of Shareholders, four Class II directors will be elected for a term of three years or until their successors are elected and qualified. The nominees for election as Class II directors are identified in the tables below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors.

NOMINEES

                   CLASS II DIRECTORS--TERMS TO EXPIRE IN 1998

          The following persons, if elected at the 1995 Annual Meeting of Shareholders, will serve as Class II directors for three years or until their successors are elected and qualified:

                       NOMINEE FOR ELECTION BY HOLDERS OF
                  COMMON SHARES AND HOLDERS OF PREFERRED SHARES
                          (SERIES A, B, D, G, H AND N)



                                   POSITION WITH TDS          SERVED AS DIRECTOR
     NAME           AGE         AND PRINCIPAL OCCUPATION               SINCE
     ----           ---         ------------------------               -----

James Barr III....  55     Director of the Company and President        1990
                           of TDS Telecommunications Corporation

                  NOMINEES FOR ELECTION BY HOLDERS OF SERIES A
                  COMMON SHARES AND HOLDERS OF PREFERRED SHARES
               (SERIES O, S, U, V, X, BB, DD, EE, GG, HH, II, JJ,
                     KK, LL, MM, NN, OO, PP, QQ, RR AND SS)


                                   POSITION WITH TDS          SERVED AS DIRECTOR
      NAME               AGE    AND PRINCIPAL OCCUPATION            SINCE
      ----               ---    ------------------------            -----

LeRoy T. Carlson, Jr...  48   President and Director of the           1968
                              Company (chief executive officer)
Donald C. Nebergall...   66   Director and Consultant to the          1977
                              Company and other companies
Murray L. Swanson.....   53   Executive Vice President-Finance        1983
                              and Director of the Company
                              (chief financial officer)

          James Barr III was appointed President and chief executive officer of TDS Telecommunications Corporation ("TDS Telecom"), a subsidiary of the Company which operates local telephone companies, in 1990. Prior to that, Mr. Barr served as a Sales Vice President for American Telephone and Telegraph Company from 1985 through 1989. Mr. Barr is also a director of American Paging, Inc. (AMEX Symbol "APP"), a subsidiary of the Company which provides radio paging services.

          LeRoy T. Carlson, Jr., has been the President and chief executive officer for more than five years. Mr. Carlson is also Chairman and a director of TDS Telecom, APP and United States Cellular Corporation (AMEX symbol "USM"), a subsidiary of the Company which operates and invests in cellular telephone companies and properties. Mr. Carlson is the son of LeRoy T. Carlson and the brother of Walter C.D. Carlson.

          Donald C. Nebergall served as the Vice President of The Chapman Company, a registered investment advisory company located in Cedar Rapids, Iowa, from 1986 to 1988. Prior to that, he was the Chairman of Brenton Bank & Trust Company, Cedar Rapids, Iowa, from 1982 to 1986, and was its President from 1972 to 1982. He has been a consultant to the Company and other companies since 1988.

          Murray L. Swanson has been Executive Vice President-Finance and chief financial officer for more than five years. Mr. Swanson is also a director of TDS Telecom, USM and APP.

          All of the nominees are current Class II directors. Mr. Barr was elected by the holders of Common Shares and Preferred Shares issued before October 31, 1981. Messrs. Carlson, Nebergall and Swanson were elected by the holders of Series A Common Shares and Preferred Shares issued after October 31, 1981.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

OTHER DIRECTORS

                    CLASS III DIRECTORS--TERMS EXPIRE IN 1996

          The following persons were elected at the Annual Meeting of Shareholders on May 14, 1993, to serve as Class III directors for three years or until their successors are elected and qualified:


                                   POSITION WITH TDS          SERVED AS DIRECTOR
     NAME              AGE         AND PRINCIPAL OCCUPATION              SINCE
     ----              ---         ------------------------              -----
  Lester O. Johnson... 82     Director of the Company,
                              Architect in private practice               1968
  LeRoy T. Carlson.... 78     Chairman and Director of the Company        1968
  Walter C.D. Carlson. 41     Director of the Company, Partner,
                              Sidley & Austin, Chicago, Illinois          1981
  Herbert S. Wander... 60     Director of the Company, Partner, Katten,
                              Muchin & Zavis, Chicago, Illinois           1968

          All of the Class III Directors have had the principal occupations indicated for more than five years. LeRoy T. Carlson is the father of Walter C.D. Carlson and LeRoy T. Carlson, Jr. Messrs. LeRoy T. Carlson and Walter C.D. Carlson are also directors of USM. The law firm of Katten, Muchin & Zavis provided legal services to TDS in 1994.

          Mr. Johnson was elected by the holders of Common Shares and the holders of Preferred Shares issued before October 31, 1981. Messrs. L. Carlson,
W. Carlson and Wander were elected by the holders of Series A Common Shares and holders of Preferred Shares issued after October 31, 1981.

                     CLASS I DIRECTORS--TERMS EXPIRE IN 1997

          The following persons were elected at the Annual Meeting of Shareholders on May 6, 1994, to serve as Class I directors for three years or until their successors are elected and qualified:

                                   POSITION WITH TDS          SERVED AS DIRECTOR
     NAME              AGE     AND PRINCIPAL OCCUPATION               SINCE
     ----              ---     ------------------------               -----

Donald R. Brown . . .  64   Director of the Company and Senior Vice    1979
                            President-Southeast Region of TDS
                            Telecommunications Corporation
Robert J. Collins . .  59   Director of the Company and Vice           1974
                            President-Northeast Region of TDS
                            Telecommunication Corporation
Rudolph E. Hornacek. . 67   Vice President-Engineering and Director    1968
                            of the Company

          Donald R. Brown was a Vice President of the Company between 1974 and 1992. In 1990, Mr Brown resigned as a Vice President of the Company and was appointed as a director and Vice President of TDS Telecom. In 1992, Mr. Brown was appointed Senior Vice President-Southeast Region.

          Robert J. Collins was a Vice President of the Company between 1971 and 1990, and between 1974 and 1990 was the Northeast Region Manager. In 1990, Mr. Collins resigned as Vice President of the Company and was appointed as director and Vice President of TDS Telecom. Mr. Collins has notified the Company of his intention to resign from TDS Telcom in December 1995.

          Rudolph E. Hornacek has been Vice President-Engineering of the Company for more than five years. He is a director of TDS Telecom.

          Mr. Brown was elected by the holders of Common Shares and holders of Preferred Shares issued before October 31, 1981. Messrs. Collins and Hornacek were elected by the holders of Series A Common Shares and the holders of Preferred Shares issued after October 31, 1981.

COMMITTEES AND MEETINGS

          The Board of Directors of the Company held four meetings during 1994. Each of the directors attended at least 75% of the meetings of the Board of Directors.

          The Board of Directors does not have a formal nominating committee.

          The Audit Committee of the Board of Directors, among other things, determines audit policies, reviews external and internal audit reports and reviews recommendations made by the Company's internal auditing staff and independent public accountants. The members of the Audit Committee are: Donald
C. Nebergall (Chairman), Walter C.D. Carlson, Lester O. Johnson and Herbert S. Wander. The committee met three times during 1994. Each committee member attended at least 75% of the meetings of the Audit Committee in 1994, except for Donald C. Nebergall, who attended two meetings during 1994.

          In 1995, the Board of Directors established a Compensation Committee, consisting of LeRoy T. Carlson, Jr., President of TDS, and a Stock Option Compensation Committee, consisting of Herbert S. Wander (chairman), Lester O. Johnson and Donald C. Nebergall. The primary function of the Compensation Committee is to approve the annual salary, bonus and other cash compensation of officers and key employees other than the President. The principal functions of the Stock Option Compensation Committee are to approve the annual salary, bonus and other cash compensation for the President, to consider and approve long-term compensation for executive officers and to consider and recommend to the Board of Directors any changes to long-term compensation plans or policies.

                          1994 LONG-TERM INCENTIVE PLAN

           The Board of Directors has determined that it is in the best interests of the Company and its shareholders to approve the 1994 Long-Term Incentive Plan of the Company (the "Plan"). The purposes of the Plan are (i) to align the interests of the shareholders of the Company and the key executive and management employees of the Company who receive options under the Plan by increasing the proprietary interest of such employees in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining key executive and management employees of the Company, and (iii) to motivate such employees to act in the long-term best interests of the Company's shareholders. The Plan was adopted by an ad hoc committee of the Board of Directors composed of disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and was ratified by the Board of Directors on November 4, 1994. The Plan will terminate ten years thereafter unless terminated earlier by the Board.

          The Plan will be administered by a Committee (the "Committee") designated by the Board of Directors of the Company, consisting of two or more members of the Board, each of whom are "outside directors" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will select those eligible key executive and management employees for participation in the Plan as the Committee determines and will determine the form and timing of each grant of an option and the number of Common Shares subject to each option, the purchase price per Common Share purchasable upon exercise of the option, the time and conditions of exercise of the option and all other terms and conditions of the option, including, without limitation, the form of the award evidencing the option.

          Participants in the Plan may consist of such key executive and management employees of the Company as the Committee may select from time to time. The Committee may grant incentive stock options which meet the requirements of section 422 of the Code ("ISOs") or non-qualified stock options which are not ISOs ("NSOs"). In the event that the Plan is not approved by shareholders, no ISOs will be granted under the Plan. Each ISO must be granted within ten years of the effective date of the Plan. Options will be subject to the terms and conditions set forth in the Plan and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems advisable, except that the Committee may not grant an option or options to any eligible employee which, in the aggregate, give in any calendar year such employee an option to purchase more than 50,000 Common Shares (as may be adjusted pursuant to the Plan due to changes in the capital structure of the Company).

          The number of Common Shares subject to an option and the purchase price per Common Share purchasable upon exercise of the option will be determined by the Committee in its discretion. However, the Plan provides that the purchase price per Common Share purchasable upon exercise of either an ISO or a NSO will generally be the average fair market value of a Common Share during the 20 trading days immediately preceding the date the option is granted, but in the case of an ISO, will not be less than 100% of the fair market value of a Common Share on the date of grant of such option and that if an ISO is granted to an employee who owns capital stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any of its subsidiaries (a "Ten Percent Holder"), the purchase price per Common Share must be at least 110% of its fair market value.

          The period during which an option may be exercised will be determined by the Committee. However, the Plan provides that no ISO may be exercised later than ten years after its date of grant and that, if an ISO is granted to a Ten Percent Holder, such option must be exercised within five years of its date of grant. The Committee may establish performance measures which must be satisfied during a performance period as a condition either to a grant of an option or to the exercisability of all or a portion of an option. Notwithstanding any other provision of the Plan or any provision of any award, in the event of a change in control (as defined in the Plan) of the Company, all outstanding options will become immediately exercisable in full.

           The maximum number of shares available to be offered to approximately 50 eligible employees will initially be 800,000 Common Shares, subject to adjustment in the event of certain changes in the capital structure of the Company. To the extent that any such event entitles a holder of an option to purchase additional Common Shares or other securities, the securities available under the Plan will be deemed to include such additional Common Shares or other securities.

          The Board may amend the Plan as it deems advisable, subject to any requirement of shareholder approval under applicable law, including Rule 16b-3 under the Exchange Act and section 162(m) of the Code, except that, subject to adjustment for certain changes in the capital structure of the Company, no amendment may be made without shareholder approval if such amendment (a) would increase the maximum number of Common Shares available for issuance under the Plan or (b) would reduce the minimum purchase price in the case of an option, and no amendment may extend the term of the Plan or effect any change inconsistent with section 422 of the Code with respect to any ISO granted under the Plan.

          There are no tax consequences to the Company or a participant upon the grant of an option pursuant to the Plan. A participant who is granted an NSO will generally recognize income at the time such option is exercised in an amount equal to the difference between the exercise price of the Common Shares with respect to which the option is exercised and the market value of the shares on the date of exercise. The Company will be entitled to a tax deduction for the amount of income recognized by a participant. A participant who is granted an ISO will not recognize any taxable income at the time of its exercise. If the holder of an ISO does not dispose of the Common Shares acquired upon the exercise of the option before the later of two years from the date of grant of the option and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction for federal income tax purposes. If the holder sells or disposes of the Common Shares acquired upon the exercise of an Incentive Stock Option within two years from the date of the grant or one year from the date of exercise (a "disqualifying disposition") and the amount realized upon such disposition is greater than the exercise price, then the holder will recognize ordinary income at the time of the disqualifying disposition in an amount equal to the excess of the lesser of
(i) the amount realized upon the disposition and (ii) the fair market value of the shares disposed of, determined on the date such shares were transferred to the holder pursuant to the exercise of the option, over the exercise price. The Company generally will be entitled to a deduction corresponding to the amount of recognized ordinary income.

          On November 4, 1994, the aforementioned ad hoc committee of the Board of Directors of the Company approved, and the full Board of Directors ratified, the grant of options (the "Automatic Options") to purchase an aggregate of 220,150 Common Shares of the Company to 32 eligible employees, including Automatic Options for an aggregate of 165,050 Common Shares to ten executive officers of the Company, pursuant to the Plan. The purchase price per Common Share subject to the Automatic Options is $47.59, representing the average of the closing prices of the Common Shares on the American Stock Exchange for the twenty trading days ended on November 3, 1994. Each Automatic Option becomes exercisable in annual increments of 20% each on December 15, 1994, and on the first through the fourth anniversaries of such date, but no Automatic Option is exercisable for a period of more than ten years after the grant date.

          In addition, on each of December 15, 1995 and on the first through fourth anniversaries of such date (collectively, the "Anniversary Dates"), each optionee may also become eligible to exercise options (the "Performance Options") to purchase an additional number of Common Shares equal to a percentage (not in excess of 200%) of the number of Common Shares subject to Automatic Options which shall have become exercisable with respect to such person in the year immediately preceding the year of such Anniversary Date. Such percentage will be based on the achievement of certain levels of corporate and individual performance as contemplated by the Plan. The purchase price per Common Share subject to the Performance Options will be the average of the closing prices of the Common Shares on the American Stock Exchange for the twenty trading days ended on the trading day immediately preceding April 30 of the year in which the Performance Options become exercisable. The Performance Options will become exercisable in full on the Anniversary Date on which they are granted and will remain exercisable for a period of ten years.

          The following table specifies the number of Common Shares which are subject to options granted under the Plan to the named executive or group:

                                New Plan Benefits
                        1994 Long-Term Incentive Plan(1)


                                                                 Number of
                    Name(2)                                    Common Shares
                    -------                                    -------------

   LeRoy T. Carlson . . . . . . . . . . . . . . . . . . . . . . .     36,050
   LeRoy T. Carlson, Jr.  . . . . . . . . . . . . . . . . . . . .     47,100
   Murray L. Swanson  . . . . . . . . . . . . . . . . . . . . . .     18,500
   Other Executives . . . . . . . . . . . . . . . . . . . . . . .     63,400
                                                                     -------
   Executive Group  . . . . . . . . . . . . . . . . . . . . . . .    165,050
   Non-Executive Director Group . . . . . . . . . . . . . . . . .      -0-
   Non-Executive Employee Group . . . . . . . . . . . . . . . . .     55,100
                                                                     -------
         TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . .    220,150
                                                                     -------
                                                                     -------
-------------

(1) Since the option exercise price of $47.59 is equal to the fair market value of the Common Shares as of the date of grant, no dollar value was assigned to the options for purposes of the above table.

(2) Neither James Barr III nor H. Donald Nelson is eligible to participate in the 1994 Long-Term Incentive Plan.


                               EXECUTIVE OFFICERS

          In addition to the executive officers identified in the tables regarding the election of directors, set forth below is a table identifying current officers of the Company and its subsidiaries who may be deemed to be executive officers of the Company for disclosure purposes under the rules of the Securities and Exchange Commission.


               NAME       AGE                     POSITION
               ----       ---                     --------

H. Donald Nelson . . . .   61    President of United States Cellular Corporation
John R. Schaaf . . . . .   49    President of American Paging, Inc.
Michael K. Chesney . . .   39    Vice President-Corporate Development
George L. Dienes . . . .   64    Vice President-Corporate Development
C. Theodore Herbert  . .   59    Vice President-Human Resources
Ronald D. Webster  . . .   45    Vice President and Treasurer
Byron A. Wertz . . . . .   48    Vice President-Corporate Development
Gregory J. Wilkinson . .   44    Vice President and Controller
Michael G. Hron  . . . .   50    Secretary

          H. Donald Nelson is a director of and has served as the President and chief executive officer of USM for more than five years.

          John R. Schaaf is a director of and was appointed President of APP in 1991. Prior to that, Mr. Schaaf was Vice President-Operations of APP for more than five years.

          Michael K. Chesney was appointed Vice President-Corporate Development in 1994. Prior to that he was Director - Corporate Development of the Company for more than five years.

          George L. Dienes has been Vice President-Corporate Development of the Company for more than five years.

          C. Theodore Herbert has been Vice President-Human Resources of the Company for more than five years.

          Ronald D. Webster was appointed a Vice President of the Company in 1993. He has been the Treasurer of the Company for more than five years.

          Byron A. Wertz was appointed a Vice President-Corporate Development in 1994. Prior to that he was Director - Telecommunications Development of the Company for more than five years.

          Gregory J. Wilkinson was appointed a Vice President of the Company in 1993. He has been the Controller of the Company for more than five years.

          Michael G. Hron has been the Secretary of the Company for more than five years. He has been a partner at the law firm of Sidley & Austin for more than five years.

          All of TDS's executive officers devote substantially all of their time to the Company or its subsidiaries, except for Michael G. Hron who is a practicing attorney.


                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

          The following table summarizes the compensation paid by TDS during 1994 to the chief executive officer of TDS and the four most highly compensated executive officers of the Company and its subsidiaries other than the chief executive officer for services rendered during the year ended December 31, 1994.

                          SUMMARY COMPENSATION TABLE(1)

                                                                        LONG-TERM
                                                                      COMPENSATION
                                          ANNUAL COMPENSATION            AWARDS
                                         ----------------------       -------------
                                                                  SECURITIES UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY(2)     BONUS(3)      OPTIONS/SARs(4)        COMPENSATION(5)
---------------------------     ----     ---------     --------      --------------         ---------------
LeRoy T. Carlson                1994     $ 290,000     $ 45,000              36,050                $ 32,848
   Chairman                     1993     $ 265,000     $ 80,000                 --                 $ 23,875
                                1992     $ 245,000     $ 60,000                 --                 $ 28,218

Leroy T. Carlson, Jr.           1994     $ 350,000     $ 95,000              47,100                $ 10,485
   President                    1993     $ 316,000     $ 95,000                 --                 $ 15,461
   (chief executive officer)    1992     $ 290,000     $ 75,000                 --                 $ 12,072

Murray L. Swanson               1994     $ 241,000     $ 42,750              18,500                $ 16,351
   Executive Vice President-    1993     $ 224,000     $ 74,000                 --                 $ 28,553
   Finance (chief financial     1992     $ 207,000     $ 57,000                 --                 $ 21,967
   officer)

James Barr III                  1994     $ 242,500     $ 54,563                 --                 $ 15,541
  President of TDS              1993     $ 227,500     $ 66,500                 --                 $ 24,704
  Telecommunications            1992     $ 202,500     $ 55,200                 --                 $ 17,804
  Corporation

H. Donald Nelson (6)            1994     $ 245,726     $ 49,500              28,414                $  3,703
  President of United States    1993     $ 206,375     $ 66,500                 600                $  4,714
  Cellular Corporation          1992     $ 191,375     $ 62,500                 600                $  3,072
--------------------

(1) Does not include the discount amount under any dividend reinvestment plan or any employee stock purchase plan since such plans are generally available to all eligible shareholders or salaried employees, respectively. Does not include the value of any perquisites and other personal benefits, securities or property, since the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers above.

(2) Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(3) Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer for 1993 and 1992. Except for LeRoy T. Carlson, Jr., the final bonuses for 1994 have not yet been determined, but the amounts listed above for 1994 were approved for payment as a partial advance of the 1994 bonus. See "Executive Officer Compensation Report."

(4) Represents the number of TDS Common Shares subject to stock options ("Options") and/or stock appreciation rights ("SARs") awarded during the fiscal year identified, except for H. Donald Nelson, in which case the amount represents the number of USM shares subject to Options and/or SARs awarded during the fiscal year identified. Unless otherwise indicated by footnote, the awards represent Options without tandem SARs.

(5) Includes contributions by the Company for the benefit of the named executive officer under the Employees' Pension Trust ("EPT"), including earnings accrued under a related supplemental benefit agreement, the TDS Tax-Deferred Savings Plan ("TDSP") and the taxable dollar value of any insurance premiums paid during the covered fiscal year with respect to term life insurance for the benefit of the named executive ("Life Insurance"), as indicated below:


                    LEROY T. CARLSON         LEROY T. CARLSON, JR.    MURRAY L. SWANSON      JAMES BARR III        H. DONALD NELSON
                    ----------------         ---------------------    -----------------      --------------        ----------------

EPT                        $17,192                     $  7,539               $11,984            $11,599                   $   --
TDSP                         1,800                        1,800                 1,800              1,800                     1,232
Life Insurance              13,856                        1,146                 2,567              2,142                     2,471
                           -------                      -------               -------            -------                    -------
                           $32,848                      $10,485               $16,351            $15,541                    $3,703
                           -------                      -------               -------            -------                    -------
                           -------                      -------               -------            -------                    -------

(6) All of Mr. Nelson's compensation is paid by USM and is approved by the Chairman of the Board of Directors of USM.


GENERAL INFORMATION REGARDING OPTIONS AND SARS

          The following tables show, as to the executive officers who are named in the Summary Compensation Table, information regarding Options and/or SARs. The number of shares subject to the Options and/or SARs and the exercise prices have been adjusted for stock splits in 1988.

                      INDIVIDUAL OPTION/SAR GRANTS IN 1994


                          Number of                                                               Potential Realizable Value at
                          Securities        % of Total                                               Assumed Annual Rates of
                          Underlying       Options/SARs                                             Stock Price Appreciation
                         Options/SARs       Granted to       Exercise     Market       Expiration      for Option Terms(4)
                                                                                                  -----------------------------
Name                      Granted(1)       Employees(2)       Price      Price(3)         Date       0%        5%         10%

----                     -------------     ------------       -------    --------       ---------    --        --         ---

LeRoy T. Carlson              36,050              16%          $47.59      $47.59        11/04/04   $ -0-    $1,078,944   $2,734,256

LeRoy T. Carlson, Jr.         47,100              21%          $47.59      $47.59        11/04/04   $ -0-    $1,409,660   $3,572,356

Murray L. Swanson             18,500               8%          $47.59      $47.59        11/04/04   $ -0-    $  553,688   $1,403,155

H. Donald Nelson(5)
   1994 Options               28,200              15%          $32.25      $32.25        11/09/04   $ -0-    $  571,948   $1,449,429
   1991 Options                  214              15%          $15.67      $28.25        11/01/97   $2,692   $    3,906   $    5,289
                              ------              ---                                               ------   ----------   ----------
   TOTAL                      28,414              15%                                               $2,692   $  575,854   $1,454,718

------------------

(1) For the terms of the Options granted in 1994 by TDS, see "1994 Long-Term Incentive Plan" above.

(2) Represents the percent of total TDS shares underlying Options/SARS awarded to all TDS employees during the fiscal year, except for H. Donald Nelson, in which case the percentage represents the percent of total USM shares underlying options/SARs awarded to all USM employees during the fiscal year.

(3)       Represents the fair market value of shares as of the award date.

(4) Represents the potential realizable value of each grant of Options, assuming that the market price of the shares underlying the Options appreciates in value from the award date to the end of the Option term at the indicated annualized rates.

(5) On November 9, 1994, Mr. Nelson was granted an Option to purchase 28,200 USM Common Shares which becomes exercisable in annual increments of 20% on December 15, 1994 and on the first through fourth anniversaries of such date. On February 1, 1991, H. Donald Nelson received an award of Options for USM shares which could vary, based on performance, between 80% and 120% of the targeted amount of 9,000 shares. Therefore, options for 7,200 shares or 80% of the targeted amount were deemed to be awarded on the grant date. The minimum amount scheduled to become exercisable is 1,200 USM shares in each year on February 1, 1992 through February 1, 1997. Each year during such period an additional number of USM shares, up to an additional 600 shares, may be awarded based on performance for the prior year. The amount over 1,200 shares per year which is awarded based on performance is shown above as a grant in that year. Since 1,414 shares were awarded in 1994 to become exercisable in 1995, 214 shares are shown as a grant in 1994. The exercise price of the Options is equal to the average market price of USM Common Shares for the 20 consecutive trading days ending on the original grant date of February 1, 1991.

 AGGREGATED OPTION/SAR EXERCISES IN 1994, AND DECEMBER 31, 1994 OPTION/SAR VALUE



                                                      1994                                   As of December 31, 1994
                                                      ----                                   -----------------------

                                                                                Number of Securities
                                                                                    Underlying            Value of Unexercised In-
                                             Shares                         Unexercised Options/SARs(3)   the-Money Options/SARs(4)
                                          Acquired on        Value          ---------------------------   -------------------------

     Name                                  Exercise(1)     Realized(2)      Exercisable   Unexercisable   Exercisable  Unexercisable
     ----                                  ----------      -----------      -----------   -------------   -----------  ------------

LeRoy T. Carlson         1994 Options            --               --              7,210          28,840   $     -0-    $      -0-
                                                                                  -----          ------   -----------  ------------
                                                                                  -----          ------   -----------  ------------

LeRoy T. Carlson, Jr.    1994 Options            --               --              9,420          37,680   $     -0-    $      -0-
                         1988 Options            --               --             38,350          51,000     1,205,449    1,607,265
                                                                                 ------          ------     ---------    ---------
                             Total               --               --             47,770          88,680   $ 1,205,449   $ 1,607,265
                                                                                 ------          ------     ---------     ---------
                                                                                 ------          ------     ---------     ---------

Murray L. Swanson        1994 Options           -0-               -0-             3,700          14,800   $     -0-     $     -0-
                         1987 Options          3,375(5)         $102,102           -0-           10,125         -0-         382,877
                                               ------           --------          -----           -----     ---------      --------
                             Total             3,375            $102,102          3,700          24,925   $     -0-        $382,877
                                               ------           --------          -----          ------     ---------       --------
                                               ------           --------          -----          ------     ---------       --------

James Barr III           1994 Options            --               --             8,000          12,000    $   49,000    $   73,500
                                                                                  -----          ------     ---------       --------
                                                                                  -----          ------     ---------       --------

H. Donald Nelson         1994 Options             --               --             5,640           22,560   $    2,820    $   11,280
                         1991 Options             --               --             5,224            3,814       89,226        65,143
                         SARs                     --               --            14,400           21,600      255,600       383,400
                                                                                 ------           ------   ----------    ----------
                             Total                --               --            25,264           47,974   $  347,646    $  459,823
                                                                                 ------           ------   ----------    ----------
                                                                                 ------           ------   ----------    ----------
------------------------

(1) Represents the number of TDS Common Shares received upon exercise or, if no shares were received, the number of TDS Common Shares with respect to which the Options or SARs were exercised, except for H. Donald Nelson, in which case the information is presented with respect to USM shares.

(2) Represents the aggregate dollar value realized upon exercise, based on the difference between the exercise price and the average of the high and low price of the shares on the date of exercise as reported in the American Stock Exchange ("AMEX") Composite Transactions by THE WALL STREET JOURNAL.

(3) Represents number of TDS Common Shares subject to Options and/or SARs, except for H. Donald Nelson, in which case the information is presented with respect to USM shares.

(4) Represents the aggregate dollar value of in-the-money, unexercised Options and SARs held at the end of the fiscal year, based on the difference between the exercise price and $46.125, the closing price of TDS Common Shares or, with respect to H. Donald Nelson, $32.75, the closing price of USM Common Shares, on December 30, 1994, as reported in the AMEX Composite Transactions by THE WALL STREET JOURNAL.

(5) Options for a total of 3,375 Common Shares were exercised. A total of 700 Common Shares received upon exercise were used to pay the exercise price and 940 Common Shares were used to pay withholding taxes.


SUPPLEMENTAL BENEFIT AGREEMENTS

          The Telephone and Data Systems, Inc. Employees' Pension Trust (the "Pension Plan") is a defined contribution plan designed to provide retirement benefits for eligible employees of the Company and certain of its affiliates which adopt the Pension Plan. Annual employer contributions based upon actuarial assumptions are made under a formula designed to fund a target pension benefit for each participant commencing generally upon the participant's attainment of retirement age. The amounts of the annual contributions are included above in the Summary Compensation Table under "All Other Compensation."


          In 1980, TDS entered into a nonqualified supplemental benefit agreement with LeRoy T. Carlson which, as amended, requires TDS to pay a supplemental retirement benefit to Mr. Carlson, in the amount of $47,567 plus interest at a rate equal to 1/4% under the prime rate for the period from May 15, 1981 (the date of Mr. Carlson's 65th birthday) to May 31, 1991, in five annual installments beginning June 1, 2001, plus interest at 9 1/2% compounded semi-annually from June 1, 1991. The agreement was entered into because certain amendments made to the Pension Plan in 1974 had the effect of reducing the amount of retirement benefits which Mr. Carlson would receive under the Pension Plan. The payments to be made under the agreement, together with the retirement benefits under the Pension Plan, were designed to permit
Mr. Carlson to receive approximately the same retirement benefits he would have received if the Pension Plan had not been amended. All of the interest accrued under this agreement is included above in the Summary Compensation Table under "All Other Compensation" and identified in footnote 5 thereto as contributions under the Employees' Pension Trust (EPT).

          In 1988, USM entered into a nonqualified supplemental benefit agreement with H. Donald Nelson which requires USM to pay a supplemental retirement benefit to Mr. Nelson. The agreement was entered into because
Mr. Nelson's employment with TDS was terminated upon the completion of the initial public offering of USM Common Shares in May 1988 and, as a result, he was no longer eligible to participate in the Pension Plan. Under the supplemental benefit agreement, USM is obligated to pay Mr. Nelson an amount equal to the difference between the retirement benefit he will receive from the Pension Plan and that which he would have received had he continued to work for TDS. USM will pay any such benefit at the same time as Mr. Nelson receives payments from the Pension Plan. At the time of Mr. Nelson's withdrawal from the TDS Pension Plan, he had 5 years of credited service. If he had continued as an active participant, he would have received credit for 16 years of service upon retirement at age 65. If Mr. Nelson had continued to be employed by TDS, and had remained employed through age 65, he would have been eligible to receive an estimated annual benefit upon retirement of approximately $50,000 under the TDS Pension Plan. Currently, Mr. Nelson's annual benefit under the TDS Pension Plan is expected to be approximately $15,000. Accordingly, Mr. Nelson is expected to receive an estimated annual benefit of approximately $35,000 under the supplemental benefit agreement. Such estimates are based on Mr. Nelson's base salary, which is included in the cash compensation table above, and calculations of certain projections to age 65. The actual benefits payable to Mr. Nelson upon retirement will be based upon the facts that exist at the time and will be determined actuarially pursuant to the TDS Pension Plan. Since the nature of this agreement is a defined benefit arrangement, no amounts related thereto are included above in the Summary Compensation Table.

SALARY CONTINUATION AGREEMENT

          The Company has entered into an agreement with LeRoy T. Carlson whereby it will employ Mr. Carlson until he elects to retire. Mr. Carlson is to be paid at least $60,000 per annum until his retirement. The agreement also provides that upon his retirement, Mr. Carlson will be retained by the Company as a part-time consultant (for not more than 60 hours in any month) until his death or disability. Upon his retirement, Mr. Carlson will receive $75,000 per annum as a consultant, plus increments beginning in 1985 equal to the greater of three percent of his consulting fee or two-thirds of the percentage increase in the consumer price index for the Chicago metropolitan area. If Mr. Carlson becomes disabled before retiring, the Company can elect to discontinue his employment and retain him in accordance with the consulting arrangement described above. Upon Mr. Carlson's death (unless his death follows his voluntary termination of his employment or the consulting arrangement), his widow will receive until her death an amount equal to that which Mr. Carlson would have received as a consultant. The Company may terminate payments under the agreement if Mr. Carlson becomes the owner of more than 21% of the stock, or becomes an officer, director, employee or paid agent of any competitor of the Company within the continental United States. No amounts were accrued or payable under this agreement in 1994, 1993 or 1992, and no amounts related thereto are included above in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

          Directors of the Company who are not officers or employees of TDS or any subsidiary of TDS receive an annual fee of $12,000 plus $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each audit committee meeting. Pursuant to such policy, in 1994, each of Walter C.D. Carlson, Lester O. Johnson, Donald C. Nebergall and Herbert S. Wander earned $16,000 in director's fees, each of Walter C.D. Carlson, Lester O. Johnson and Herbert S. Wander earned $1,500 for services on the audit committee, and Donald C. Nebergall earned $1,000 for services on the audit committee. Donald C. Nebergall also received $9,250 as a bonus for services in 1993 and $112,000 for consulting services provided to the Company in 1994. In addition, the Company paid directors' life insurance premiums in 1994 on behalf of each of the following directors in the indicated amounts: James Barr III ($525);
Donald R. Brown ($1,888); LeRoy T. Carlson ($4,155); LeRoy T. Carlson, Jr. ($220); Walter C.D. Carlson ($159); Robert J. Collins ($483); Rudolph E. Hornacek ($2,198); Donald C. Nebergall ($869); Murray L. Swanson ($1,589); and Herbert S. Wander ($873). Except for such life insurance premiums, directors who are also employees of the Company do not receive any compensation for services rendered as directors.

EXECUTIVE OFFICER COMPENSATION REPORT

          This report is submitted by LeRoy T. Carlson, Jr., President, who serves as the Compensation Committee of the Board of Directors for all officers other than the President, and by the Stock Option Compensation Committee of the Board of Directors, which approves all compensation for the President and approves long-term compensation to executive officers of the Company.

          The Company's compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of the Company. The Company's policies are based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have control and which are important to the Company's long-term success. It is also believed that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance.

          Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and an annual bonus. The Company evaluates the annual compensation of each executive officer on an aggregate basis by combining the base salary and bonus, and also evaluates the level of the base salary and the bonus separately. Annual compensation decisions are based partly on individual and corporate short-term performance and partly on the individual and corporate cumulative long-term performance during the executive's tenure in his position, particularly with regard to the President (chief executive officer). Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the grant of stock options.

          The process of determining base salary begins with establishing an appropriate salary range for each officer. Each officer's range is based upon the particular duties and responsibilities of the officer, as well as salaries for comparable positions with other companies. These other companies include the companies included in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics, to the extent considered appropriate in the judgment of the President, based on similar size, function, geography or otherwise. No written or formal list of specific companies is prepared. Instead, as discussed below, the President is provided with various sources of information about executive compensation at other companies, such as compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The President uses these sources and makes a personal determination of appropriate sources, companies and ranges for each executive officer. The base salary of each officer is set within a range considered appropriate in the judgment of the President based on an assessment of the particular responsibilities and performance of such officer, taking into account the performance of the Company (as discussed below), other comparable companies, the industry and the economy in general during the immediately preceding year. The President makes a personal determination of the appropriate range based on the total mix of information available to him. The range considered to be relevant by the President is based on his informed judgment, using the information provided to him by the Vice President of Human Resources, as discussed below. The range is not based on any formal analysis nor is there any documentation of the range which the President considers relevant in making his compensation decisions. The salary of the executive officers is believed to be at or slightly above the median of the range considered to be relevant in the judgment of the President.

          Annually, the nature and extent of each executive officer's major accomplishments and contributions for the year are determined through written information prepared by the executive and by others familiar with his performance, including the executive's direct supervisor. With regard to all executive officers other than the President, the President evaluates the information in terms of the personal objectives given by the President or other direct supervisor to such executive officer for the performance appraisal period. The President also makes an assessment of how well the Company did as a whole during the year and the extent to which the President believes the executive officer contributed to the results. With respect to executive officers having primary responsibility over a certain business unit or division of the Company, the President considers the performance of the business unit or division and makes an assessment of the contribution of the executive officer thereto. The primary focus of the Company is increasing shareholder value through growth, measured in terms such as: revenues; cellular telephones, landline telephone access lines, and pagers in service; operating cash flow;
and income. In general, the Company believes it has met or exceeded its objectives of growth while managing to balance the effects of the costs of such growth. In 1994, revenues increased 31.0%, consolidated cellular telephone customer units increased 61.3%, telephone access lines increased 10.2%, pagers in service increased 41.6%, operating cash flow increased 38.7% and operating income increased 56.1%. However, no specific measures of performance are considered determinative in the compensation of executive officers. Instead, all of the facts and circumstances are taken into consideration by the President in his executive compensation decisions. Ultimately, it is the informed judgment of the President that determines an executive's salary and bonus, this being based on the total mix of information rather than on any specific measures of performance.

          Other than for the President, the President serves as the Compensation Committee. The Vice President-Human Resources accumulates and prepares various materials, including relevant base pay and bonus information, for the annual compensation reviews of executive officers. These materials are reviewed by the President along with various performance evaluation information. The President will determine the bonus for 1994 and base salary for 1995 for all executives other than himself. The Company has no written or formal corporate bonus plan. The bonuses for corporate executive officers are determined by the President based on his evaluation of each executive's contribution to the Company, the achievement of individual objectives, the Company's performance and all other facts and circumstances considered relevant in his judgment. The President has not yet taken action to approve the 1994 bonus or the 1995 base salary for these executives. Due to the fact that the 1994 bonus had not been determined as of the end of 1994, the President approved advance bonus payments for 1994 to all executive officers of TDS, excluding the President. The amounts approved for the named executives are listed above in the Summary Compensation Table.

          The compensation of the President (chief executive officer) of the Company, is proposed by the President to the Stock Option Compensation Committee of the Board of Directors, and approved or adjusted by the Stock Option Compensation Committee. In addition to the factors described above for all executive officers in general, the Vice President-Human Resources prepares an analysis of compensation paid to chief executive officers of other comparable companies. These other companies include the companies included in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics, to the extent considered appropriate in the judgment of the President, based on similar size, function, geography or otherwise. This information is presented to the President who recommends a base salary and bonus level for himself. The Stock Option Compensation Committee approves the final base salary and bonus of the President based on the recommendation of the President. The Stock Option Compensation Committee approved an increase in the base salary of the President from $316,000 in 1993 to $350,000 for 1994, representing an increase of approximately 10.8%. The Stock Option Compensation Committee also approved the President's bonus of $95,000 for 1993 and $95,000 for 1994.

          As with the other executive officers, the compensation of the President is based on all facts and circumstances and the total mix of information rather than related to any specific measures of performance. The Stock Option Compensation Committee has access to numerous performance measures and financial statistics prepared by the Company's financial personnel. This financial information includes the audited financial statements of the Company, as well as internal financial statements such as budgets and their results, operating statistics and various analyses. The Stock Option Compensation Committee is not limited in its analysis to the information presented to it by the President or available from financial personnel, and may consider other factual or subjective factors as the members of such committee deem appropriate in their compensation decisions. No specific measures of performance are considered determinative in the compensation of the President. Instead, all of the facts and circumstances are taken into consideration by the Stock Option Compensation Committee in its executive compensation decisions. Ultimately, it is the informed judgment of the Stock Option Compensation Committee, based on the recommendation of the President, that determines the salary and bonus for the President, this being based on the total mix of information rather than on any specific measures of performance. The Stock Option Compensation Committee believes that the annual total base salary and bonus compensation of the President has been set at a level less than an average level for equally responsible executives at companies which it considers comparable. The members of the Stock Option Compensation Committee base this belief on their personal assessment and judgment of the President's responsibilities in comparison to the chief executive officers and chief operating officers of the companies included in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics, based on the information prepared by the Vice President of Human Resources, as discussed above. The President has a substantial beneficial interest in the Company, as described below under "Security Ownership of Management," and will benefit together with other shareholders based on the performance of the Company. The Stock Option Compensation Committee considers this an important fact in connection with its review and approval or adjustment of the salary and bonus recommended by the President for himself.

          At such time as the President approves the 1994 bonuses and 1995 salaries for executive officers and recommends a 1995 salary for himself, he may also recommend to the Stock Option Compensation Committee long-term compensation in the form of additional stock option grants, stock appreciation rights or otherwise for executive officers and himself. The long-term compensation decisions for executive officers will be made by the Stock Option Compensation Committee in a manner similar to that described for annual base salary and bonus decisions, except that the stock options will generally vest over several years in a manner which will reflect the goal of relating the long-term compensation of the executive officers, including the President, to increases in shareholder value over the same period.

          In 1994, prior to the establishment of the Stock Option Compensation Committee, an ad-hoc committee of outside directors approved the 1994 Long-Term Incentive Plan and granted options thereunder, as indicated in the above tables and as discussed above under "1994 Long-Term Incentive Plan."

          TAX LAW CHANGES. For tax years beginning on and after January 1, 1994, the federal income tax laws were amended to limit to $1 million the deduction a publicly held corporation may take for certain compensation paid to each of its chief executive officer and four most highly compensated executive officers (other than the chief executive officer). Generally, "performance-based" compensation, including stock options and stock appreciation rights, are not subject to the $1 million deduction limitation if certain requirements are satisfied. Under transition rules provided in proposed Treasury regulations, stock option plans that meet certain requirements are deemed to meet the performance-based compensation exception until the 1996 annual shareholders' meeting. The 1994 Incentive Plan has been prepared to comply with the performance-based compensation exception to the $1 million deduction limitation, as set forth in the proposed Treasury regulations.
Due to these and other reasons, the Company does not believe the $1 million deduction limitation should have any effect on the Company in the near future. The Company will continue to consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Company deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

        By LeRoy T. Carlson, Jr., President; and

        By the Stock Option Compensation Committee:

        Herbert S. Wander (Chairman); Lester O. Johnson; and Donald C. Nebergall

STOCK PERFORMANCE CHART


          The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for the Company and includes the following non-Bell telephone companies: ALLTEL Corp., C-TEC Corp., Century Telephone
Enterprises, Inc., Cincinnati Bell, Inc., Citizens Utilities Co., Frontier Corp. (formerly Rochester Telephone Corp.), Lincoln Telecommunications, Inc., Southern New England Telecommunications Corp. and TDS. In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.


                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*

                            TDS, S&P 500, PEER GROUP

                     (PERFORMANCE RESULTS THROUGH 12/31/94)

                           [LINE GRAPH OF DATA POINTS]


                    1989                1990                1991                1992                1993                1994
TDS                 $100.00             $74.50              $ 77.93             $ 89.99             $116.36             $103.84
S&P 500             $100.00             $96.90              $126.42             $136.05             $149.76             $151.48
Peer Group          $100.00             $79.04              $ 86.06             $102.85             $124.01             $117.82


Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in TDS common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

          The peer group index was revised from the prior year to add Citizens Utilities Co. because it acquired substantial telephone properties from GTE Corp. in 1994. For comparison to the above-reported peer group results, if the Company had not changed the peer group index from the peer group reported in its 1994 Notice of Annual Meeting and Proxy Statement, the peer group results would have been as follows:

                      1989       1990      1991      1992     1993       1994
                      ----       ----      ----      ----     ----       ----

     Peer Group    $100.00     $82.14    $85.91    $101.74  $121.88    $120.78

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          LeRoy T. Carlson, Jr., President (chief executive officer) of TDS, makes annual compensation decisions for TDS executives other than for himself. LeRoy T. Carlson, Jr., is a member of the Board of Directors of TDS, USM, TDS Telecom and APP. LeRoy T. Carlson, Jr., is also the Chairman of TDS Telecom, USM and APP and, as such, approves the executive officer compensation decisions for TDS Telecom, USM and APP. The Stock Option Compensation Committee of the Board of Directors of TDS makes annual compensation decisions for the President of TDS and makes long-term compensation decisions for all executive officers. The members of the Stock Option Compensation Committee are Herbert S. Wander (Chairman), Lester O. Johnson and Donald C. Nebergall, all of whom are directors of TDS.

ISSUANCE OF TDS SHARES IN CONNECTION WITH CERTAIN ACQUISITIONS

          The Company issues TDS securities in connection with the acquisition of cellular interests on behalf of USM. At the time such acquisitions are closed, the acquired cellular interests are generally transferred to USM, which reimburses TDS by issuing USM securities to TDS or by increasing the balance due to TDS under a revolving credit agreement between TDS and USM (the "Revolving Credit Agreement"). The fair market value of the USM securities issued to TDS in connection with these transactions is calculated in the same manner and over the same time period as the fair market value of the TDS securities issued to the sellers in such acquisitions. During 1994, USM issued 4.2 million USM Common Shares to TDS and became indebted to TDS for an additional $309,000 under the Revolving Credit Agreement, to reimburse TDS for
2.2 million TDS Common Shares issued for such cellular interests.

          In addition to the shares described in the preceding paragraph, additional securities of TDS and USM were authorized for issuance in connection with acquisitions of cellular interests that were pending at December 31, 1994. In connection with these acquisitions, TDS expects to issue in 1995 or later years approximately 1.9 million TDS Common Shares, for which USM will reimburse TDS by issuing approximately 2.7 million USM Common Shares and increasing the amount of debt under the Revolving Credit Agreement in an amount estimated to be approximately $11.2 million.

OTHER RELATIONSHIPS AND RELATED TRANSACTIONS.

          Walter C.D. Carlson, a director of the Company, Michael G. Hron, Secretary of the Company, TDS Telecom and APP, William S. DeCarlo, the Assistant Secretary of TDS, Stephen P. Fitzell, the Secretary of USM and Sherry S. Treston, the Assistant Secretary of USM, are partners of Sidley & Austin, the principal law firm of the Company and its subsidiaries. Walter C.D. Carlson is a trustee and beneficiary of a voting trust which controls TDS and is the husband of Debora M. de Hoyos, a director of APP.


                        SECURITY OWNERSHIP OF MANAGEMENT

          The following table sets forth, at February 28, 1995, the number of Common Shares and Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned by each director and nominee for director of the Company, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.



       Name of                                                                                                          Percent
Individual or Number of                                           Amount and Nature of              Percent             of Voting
   Persons in Group                     Title of Class           Beneficial Ownership(1)            of Class             Power
-----------------------                 --------------           -----------------------            --------            ---------

LeRoy T. Carlson, Jr.,
  Walter C.D. Carlson,
  Letitia G. Carlson,
  Donald C. Nebergall and
  Melanie J. Heald(2)                   Series A Common Shares            6,252,336                   90.9%               52.4%

LeRoy T. Carlson, Jr.,
  C. Theodore Herbert,
  Ronald D. Webster and
  Michael G. Hron(3)                    Common Shares                         1,008                    *                    *
                                        Series A Common Shares              146,576                    2.1%                 1.2%

LeRoy T. Carlson, Jr.,
  C. Theodore Herbert,
  Ronald D. Webster and
  Michael G. Hron(4 )                   Common Shares                        19,148                    *                    *

LeRoy T. Carlson(5)                     Common Shares                        19,793                    *                    *
                                        Series A Common Shares               72,174                    1.0%                 *

LeRoy T. Carlson, Jr.(6)(12)            Common Shares                        64,912                    *                    *

Murray L. Swanson(7)(12)                Common Shares                        28,426                    *                    *
                                        Series A Common Shares                2,445                    *                    *

James Barr III(12)                      Common Shares                        12,229                    *                    *

H. Donald Nelson(7)                     Common Shares                         3,576                    *                    *
                                        Series A Common Shares                5,147                    *                    *

Rudolph E. Hornacek(8)                  Common Shares                        16,666                    *                    *
                                        Series A Common Shares                2,350                    *                    *

Lester O. Johnson(9)                    Common Shares                         2,041                    *                    *


                                                                 16


                                        Series A Common Shares                  70,262                  1.0%                *

Donald C. Nebergall(10)                 Common  Shares                           1,098                  *                   *

Walter C.D. Carlson(11)                 Common  Shares                              67                  *                   *

Donald R. Brown(12)                     Common Shares                           16,749                  *                   *
                                        Series A Common Shares                   4,592                  *                   *

Robert J. Collins(12)                   Common Shares                            3,998                  *                   *
                                        Series A Common Shares                     498                  *                   *

Other executive officers                Common Shares                          117,244                  *                   *
(8 persons)(12)(13)                     Series A Common Shares                     710                  *                   *

All directors and executive officers    Common Shares                          306,955                  *                   *
  as a group (20 persons)(12)           Series A Common Shares               6,557,090                 95.4%               54.9%
-----------------------

*  Less than 1%

(1) The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2) The shares listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate long-standing relationships among the trustees' certificate holders. Under the terms of the voting trust, the trustees hold and vote the Series A Common Shares held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially more than 5% of the outstanding Series A Common Shares: Margaret D. Carlson (wife of LeRoy T. Carlson), LeRoy T. Carlson, Jr., Walter C.D. Carlson, Prudence E. Carlson, Letitia G. Carlson (children of LeRoy T. Carlson and Margaret D. Carlson) and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution. In addition, Margaret D. Carlson owns 50,512 Series A Common Shares directly and Prudence E. Carlson owns 194,148 Series A Common Shares directly.

(3) Voting and investment control is shared by the persons named as trustees of the Telephone and Data Systems, Inc. Employees' Pension Trust I.

(4) Voting and investment control is shared by the persons named as trustees of the Telephone and Data Systems, Inc. Tax-Deferred Savings Trust. Does not include 185,870 shares as to which the voting and investment power is passed through to plan participants or 1,278 shares voted by such trustees which are reported as being beneficially owned by the other persons in this table.

(5) Does not include 267,648 Series A Common Shares (3.9% of class) held for the benefit of LeRoy T. Carlson in the voting trust described in footnote
     (2). Beneficial ownership is disclaimed as to 637,261 Series A Common Shares held for the benefit of his wife in such voting trust and as to 50,512 Series A Common Shares included in the table which are held directly by his wife (an aggregate of 10.0% of class).

(6) Does not include 1,067,970 Series A Common Shares (15.5% of class) held in the voting trust described in footnote (2), of which 1,038,734 shares are held for the benefit of LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed with respect to an aggregate of 29,236 Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(7)  Includes shares held by and/or in joint tenancy with spouse or children.

(8)  Includes 681 Series A Common Shares held as custodian for his children.

(9) Does not include 244,622 Series A Common Shares (3.6% of class) held for the benefit of Lester O. Johnson and his wife in the voting trust described in footnote (2).

(10) Does not include 1,007,828 Series A Common Shares (14.6% of class) held as trustee under trusts for the benefit of the heirs of LeRoy T. and Margaret
     D. Carlson and an educational institution, or 30 Series A Common Shares held for the benefit of Donald C. Nebergall, which are included in the voting trust described in footnote (2).

(11) Does not include 1,069,341 Series A Common Shares (15.5% of class) held in the voting trust described in footnote (2), of which 1,042,878 shares are held for the benefit of Walter C.D. Carlson. Beneficial ownership is disclaimed with respect to an aggregate of 26,463 Series A Common Shares held for the benefit of his wife and children in such voting trust.

(12) Includes the following number of Common Shares that may be purchased pursuant to stock options and/or stock appreciation rights which are currently exercisable or exercisable within 60 days: Mr. LeRoy T. Carlson, 7,210 shares; Mr. LeRoy T. Carlson, Jr., 60,420 shares; Mr. Swanson, 7,075 shares; Mr. Barr, 10,000 shares; Mr. Hornacek, 11,890 shares; Mr. Brown, 1,430 shares; Mr. Collins, -0- shares; and all other executive officers, 80,975 shares.

(13) Does not include 58,569 Series A Common Shares held in the voting trust described in footnote (2).


                             PRINCIPAL SHAREHOLDERS

          In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth, as of February 28, 1995, information regarding each person who beneficially owns more than 5% of any class of voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power except as otherwise set forth in footnotes thereto.

                                                                            Shares of               Percent             Percent
     Shareholder's                                                          TDS Class                of TDS             of Voting
     Name and Address                            Title of Class               Owned                   Class              Power
     ----------------                            --------------             ---------               -------             --------
Putnam Investments, Inc., et al.(1)              Common Shares              3,578,933                 7.1%                3.0%
One Post Office Square
Boston, Massachusetts  02109

Eagle Asset Management Inc.(2)                   Common Shares              3,513,634                 7.0%                2.9%
880 Carillon Parkway
St. Petersburg, Florida  33733

The Equitable Companies Inc.(3)                  Common Shares              2,810,190                 5.6%                2.4%
787 Seventh Avenue
New York, New York 10019

William and Betty McDaniel                       Preferred Shares              62,500                13.8%                 *
160 Stowell Road
Salkum, Washington  98582

Van and Janet McDaniel                           Preferred Shares              62,500                13.8%                  *
160 Stowell Road
Salkum, Washington  98582

Goldman Sachs & Co.                              Preferred Shares              51,290                11.3%                  *
85 Broad Street
New York, New York  10004

Roland G. and Bette B. Nehring                   Preferred Shares              23,030                  5.1%                 *
5253 North Dromedary Road
Phoenix, Arizona  85018

____________________

   * Less than 1%

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC"). The Schedule 13G reports that Putnam Investments, Inc. and The Putnam Advisory Company, Inc. share voting power with respect to 342,331 Common Shares,


                                       18


     that Putnam Investments, Inc. and Putnam Investment Management, Inc. share dispositive power with respect to 3,096,605 Common Shares, and that Putnam Investments, Inc. and The Putnam Advisory Company, Inc. share dispositive power with respect to 482,328 Common Shares. The Schedule 13G reports that Marsh & McLennan Companies, Inc. is the direct or indirect parent corporation of each of such entities.

(2) Based on the most recent Schedule 13G (Amendment No. 4) filed with the SEC. In such Schedule 13G filing, Eagle Asset Management, Inc. has reported sole investment power and sole voting power with respect to all such shares.

(3) Based on the most recent Schedule 13G (Amendment No. 6) filed with the SEC. Includes shares held by the following affiliates: The Equitable Life Assurance Society of the United States - 1,507,900 shares; Alliance Capital Management, L.P. - 1,290,090 shares; and Wood, Struthers & Winthrop Management Corp. - 12,200 shares. Equitable reports sole voting power with respect to 2,653,350 shares, shared voting power with respect to 53,500 shares and sole dispositive power with respect to 2,810,190 shares. Alpha Assurance I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and AXA, corporations organized under the laws of France, are affiliates of The Equitable Companies Inc.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          See "Executive Compensation - Compensation Committee Interlocks and Insider Participation."


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